                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No.2)*


                        GlobalDigitalCommerce.com, Inc.
                        -------------------------------
                                (Name of Issuer)

                        Common Stock, Par Value $0.001
                        ------------------------------
                         (Title of Class of Securities)

                                 37939 R 10 8
                                 ------------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                  -----------------------------
  CUSIP NO. 37939 R 10 8                 13G           Page  2  of  5  Pages
           --------------                                   ---    ---
---------------------------------                  -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      Frank Vukmanic                      Social Security #  ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            218,333

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             218,333

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                         N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      218,333
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.7 %

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1 (a)

         Name of Issuer:
         GlobalDigitalCommerce.com, Inc.

Item 1(b)

         Address of Issuer's Principal Executive Offices:
         10650 Scripps Ranch Blvd., Suite 210
         San Diego, CA 92131

Item 2(a)-(c)

         Name, Address and Citizenship of Person Filing:

         Frank Vukmanic
         c/o GlobalDigitalCommerce.com, Inc.
         10650 Scripps Ranch Blvd., Suite 210
         San Diego, CA 92131

         A United States citizen.

Item 2(d)

         Title of Class of Securities:
         Common Stock, Par Value $0.001

Item 2(e)

         CUSIP Number:

         37939 R 10 8

Item 3

     Type of Person:
     Not Applicable.

Item 4. Ownership.

     (a)  Amount beneficially owned:  218,333
                                    ---------

     (b)  Percent of class:  5.7%
                           ------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:  218,333
                                                         ---------
          (ii)  Shared power to vote or to direct the vote:    N/A
                                                           -------
          (iii) Sole power to dispose or to direct the disposition of  218,333
                                                                     ---------
          (iv)  Shared power to dispose or to direct the disposition of    N/A.
                                                                       -------

Item 5.

     Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.

     Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.
Item 8.

     Identification and Classification of Members of the Group:

Not Applicable.

Item 9.

     Notice of Dissolution of a Group:
Not Applicable.

Item 10. Certification:

     (a)  Not Applicable.

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 9, 2001.


                                        By: /s/ Frank Vukmanic
                                           ---------------------------------
                                                Frank Vukmanic